Exhibit (g)(4)

FIRST AMERICAN FUNDS, INC.

AMENDMENT TO CUSTODY AGREEMENT DATED AS OF JUNE 9, 2016

WHEREAS, First American Funds, Inc., a Minnesota corporation (the “Fund”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), previously entered into a Custody Agreement dated July 1, 2006, as amended July 1, 2007 and February 19, 2009 (the “Custody Agreement”); and

WHEREAS, the Fund consists of separate series (each a “Series”), with each such Series representing interests in a separate portfolio of securities and other assets.

NOW, THEREFORE, the Fund and the Custodian agree as follows:

1. Exhibit C of the Custody Agreement is hereby replaced in its entirety by Exhibit C attached to this Amendment.

IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

FIRST AMERICAN FUNDS, INC.

/s/ Jill M. Stevenson
By: Jill M. Stevenson
Its: Mutual Funds Treasurer, Head of Operations

U.S. BANK NATIONAL ASSOCIATION

/s/ Michael R. McVoy
By: Michael R. McVoy
Its: Senior Vice President

EXHIBIT C

Series Names

Separate Series of First American Funds, Inc.

Name of Series	Date Added
Government Obligations Fund	7/1/2006
Prime Obligations Fund	7/1/2006
Tax Free Obligations Fund	7/1/2006
Treasury Obligations Fund	7/1/2006
U.S. Treasury Money Market Fund	7/1/2006
Retail Prime Obligations Fund	6/9/2016